                                                                Exhibit 99.1

For Immediate Release:  November 4, 2004
Contact:  Paul Sunu, Chief Financial Officer at (919) 563-8222 or
          Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
November 4, 2004
Mebane, North Carolina

              MADISON RIVER COMMUNICATIONS ANNOUNCES 2004 THIRD
           QUARTER AND NINE MONTHS FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - November 4, 2004 - Madison River Communications today announced its financial and operating results for the third quarter and nine months ended September 30, 2004.

2004 Third Quarter Financial and Operating Results
--------------------------------------------------
    In the third quarter ended September 30, 2004, Madison River Communications reported revenues of $50.5 million, an increase of $4.1 million, or 8.7%, from revenues of $46.4 million in the third quarter ended September 30, 2003. Net operating income in the third quarter of 2004 was $13.9 million compared to net operating income of $10.1 million in the third quarter of 2003, an increase of $3.8 million, or 36.6%. In addition, the Company reported net income of $1.2 million in the third quarter of 2004 compared to a net loss of $5.7 million in the third quarter of 2003.


    Adjusted Operating Income (1), previously referred to as Adjusted EBITDA, is net operating income (loss) before depreciation, amortization and non-cash long-term incentive plan expenses. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net operating income (loss). For the third quarter ended September 30, 2004, the Company reported Adjusted Operating Income of $24.9 million, computed by taking operating income of $13.9 million and adding back depreciation and amortization expenses of $10.1 million and long-term incentive plan expenses of $0.9 million. Adjusted Operating Income in the third quarter of 2003 was $25.0 million, and includes a $0.5 million benefit from the adjustments made to a restructuring accrual. The decrease in Adjusted Operating Income in the third quarter of 2004 was $0.1 million, or 0.4% compared to the third quarter of 2003.


    The Company also announced its estimates of the financial impact on its rural local exchange company from damages inflicted by Hurricane Ivan when it made landfall at Gulf Shores, Alabama on Thursday, September 16, 2004. The Company provides service to the Gulf Coast area of Alabama from the western border of the Florida panhandle to the East side of Mobile Bay, including the coastal communities of Gulf Shores, Orange Beach and Fort Morgan. As reported previously in the Company's Current Reports on Form 8-K, the Company's central office, remote switch locations, business offices and administrative facilities incurred only minimal damage from Hurricane Ivan. However, the Company did incur more substantial damage in certain outside plant facilities, primarily its transmission and distribution plant, in the coastal areas. Damage from the hurricane to residences, businesses and the Company's facilities has resulted in voice access lines, DSL connections and other services being temporarily disconnected. As a result, the Company estimates that its revenues will decrease approximately $0.3 million in the fourth quarter of this year. The Company has evaluated the extent of the damage to its properties and intends to move quickly to repair and rebuild its damaged plant. Accordingly, the Company has developed a plan based on its evaluation and has accrued approximately $1.7 million in the third quarter of 2004 for estimated hurricane-related expenses. In addition, the Company anticipates making capital expenditures of approximately $2.5 million primarily to replace damaged and destroyed transmission and distribution facilities. The Company expects that substantially all of these expenditures will be made in the fourth quarter of 2004. The Company has received authorization from the Alabama Public Service Commission to accelerate depreciation of its capital expenditures related to Hurricane Ivan completely into the fourth quarter of 2004.

    Revenues from the RLEC operations in the third quarter of 2004 were $47.6 million compared to $43.0 million in the third quarter of 2003, an increase of $4.6 million, or 10.8%. The increase is attributed primarily to a $3.2 million increase in local service revenues, a $1.2 million increase in Internet and enhanced data revenues and a $0.6 million increase in miscellaneous telecommunications revenues, partially offset by a $0.4 million decrease in long distance revenues. The $3.2 million increase in local service revenues in the RLEC operations is primarily the result of higher network access revenues in the third quarter of 2004 compared to the third quarter of 2003. The Company recognized certain one-time revenues from wireless settlements and other carrier access revenues as well as revenues for updated cost study filings which include filings to reflect the impact of storm-related expenses. The increase in Internet and enhanced data revenues is attributed to the growth in the number of DSL connections in service. At September 30, 2004, the RLECs served 37,064 DSL subscribers compared to 21,194 DSL subscribers at September 30, 2003, an increase of 15,870 connections, or 74.9%. The growth in DSL connections reflects the strong market acceptance of the Company's No Limits bundled offering. The increase in miscellaneous telecommunications revenues of $0.6 million is attributed to an increase of approximately $0.5 million in revenues from a construction project and two equipment installation projects. Long distance revenues decreased primarily as a result of more customers selecting the No Limits bundle which provides a flat rate charge for long distance services compared to the higher usage-based charges for these customers in prior periods.


    Net operating income from the RLEC operations for the third quarter ended September 30, 2004 was $16.4 million compared to net operating income for the third quarter ended September 30, 2003 of $13.3 million, an increase of $3.1 million, or 23.8%. The increase is attributed to the increase in revenues of $4.6 million, as discussed above, partially offset by an increase in operating expenses of $1.5 million. Within operating expenses, cost of services in the RLEC operations increased approximately $3.4 million in the third quarter of 2004 compared to the third quarter of 2003. The increase in cost of services is attributed primarily to the $1.7 million in expenses accrued for Hurricane Ivan repairs and restoration of service and a $0.5 million increase in costs to terminate long distance calls attributed primarily to an increase in access minutes of use related to the No Limits package. In addition, expenses related to a construction project and two equipment installation projects contributed to the increase in cost of services in the third quarter of 2004. Depreciation and amortization expenses decreased $2.1 million in the third quarter of 2004 when compared to the third quarter of 2003 largely due to certain classes of assets becoming fully depreciated during the first nine months of 2004. Selling, general and administrative expenses were $0.2 million higher in the third quarter of 2004 compared to the third quarter of 2003.


    Net income in the RLEC operations in the third quarter of 2004 increased $6.3 million, or 155.6%, to $10.4 million from $4.1 million in the third quarter of 2003. The increase in net income reflects the higher net operating income of $3.1 million combined with a decrease in interest expense of $1.3 million and a $1.9 million change in income taxes to a benefit of $1.5 million in the third quarter of 2004 from an expense of $0.4 million in the third quarter of 2003. Interest expense in the third quarter of 2003 includes an accrual of $1.3 million for interest related to certain income tax return audit adjustments made by the Internal Revenue Service. No such accruals were made in the third quarter of 2004. The income tax benefit of $1.5 million recorded in the third quarter of 2004 is attributed primarily to entries made to reflect the Company's final income tax returns as filed in the third quarter of 2004.


    For the third quarter of 2004, the RLEC operations reported Adjusted Operating Income (1) of $24.7 million and an Adjusted Operating Income margin of 51.9%. The Adjusted Operating Income margin (1), previously referred to as "Adjusted EBITDA margin", is computed by dividing the RLEC's Adjusted Operating Income of $24.7 million by the RLEC's revenues of $47.6 million. Excluding the effects of storm-related revenues and expenses from Hurricane Ivan, the Company's Adjusted Operating Income margin would have been 55.3%. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income and Adjusted Operating Income margin to net operating income (loss) and net operating income margin, respectively, and a reconciliation of our Adjusted Operating Income margin after removing the impact of storm-related revenues and expenses. For the same quarter of 2003, the RLEC operations reported Adjusted Operating Income of $23.9 million and an Adjusted Operating Income margin of 55.6%. Adjusted Operating Income in the third quarter of 2004 was $0.8 million, or 3.4%, higher than the third quarter of 2003.


    As of September 30, 2004, the RLEC operations had 221,024 voice access and DSL connections in service which is an increase of 12,237 connections, or 5.9%, from September 30, 2003. The change consisted of an increase of 15,870 DSL connections offset by a decrease in voice access lines of 3,633, or 1.9%. DSL connections at September 30, 2004 increased 74.9% compared to September 30, 2003. As of September 30, 2004, our penetration rate for residential DSL connections as a percentage of primary residential voice access lines was 29.4% compared to 16.0% at September 30, 2003.

    The decrease of 3,633 voice access lines is attributed largely to a decrease in second lines and to the impact of Hurricane Ivan. The Company had 6,846 second lines in service at September 30, 2004 compared to 8,928 second lines in service at September 30, 2003, a decrease of 2,082 second lines, or 23.3%. Second lines have decreased as a result of the growth in DSL connections as second lines are being removed when customers subscribe to the RLECs' DSL services. Primary voice access lines at September 30, 2004 decreased by 1,551 lines compared to primary voice access lines in service at September 30, 2003. The decrease is attributed largely to primary voice access line losses at Gallatin River Communications. Gallatin River Communications had a decrease of 2,670 primary voice access lines from September 30, 2003 to September 30, 2004. Also included in the changes in voice access lines are 1,001 lines that were disconnected as a result of damages to customer premises from Hurricane Ivan. Excluding the loss of these lines, our voice access lines would have decreased by 2,632 lines or 1.4%. The Company estimates that the decrease in voice access lines as a result of damages from the hurricane could total approximately 5,700 lines while the repairs and reconstruction progress. The Company believes that this rebuilding process will proceed quickly and it will recover these lines.


    On a sequential quarter basis, voice access and DSL connections in the RLECs increased by 1,439 connections in the third quarter of 2004, or 0.7%, from the second quarter of 2004. The increase is attributed to an increase in DSL connections of 2,810, or 8.2%, partially offset by a decrease in voice access lines of 1,371, or 0.7%. The decrease in voice access lines is largely due to voice access line losses as a result of Hurricane Ivan. Of the 221,024 total connections at September 30, 2004, 123,052 are residential lines, 60,908 are business lines and 37,064 are DSL connections. The RLEC operations also served 100,931 long distance accounts at September 30, 2004 for a penetration rate of 54.9% of total voice access lines. In addition, the RLEC operations had 16,653 dial-up Internet subscribers at September 30, 2004. RLEC access minutes of use increased 10.4% in the first nine months of 2004 compared to the first nine months of 2003.


    In the third quarter of 2004, revenues from edge-out services were $2.9 million, a decrease of $0.5 million, or 16.5%, from revenues of $3.4 million in the third quarter of 2003. The decrease is attributed primarily to a decrease in the number of connections served in the edge-out markets. At September 30, 2004, edge-out services served 13,180 voice and high speed data connections compared to 15,616 voice and high speed data connections at September 30, 2003, a decrease of 2,436 connections or 15.6%. The Company's edge-out services incurred a net operating loss of $2.5 million in the third quarter of 2004, an improvement of $0.7 million, or 17.7%, from a net operating loss of $3.2 million in the third quarter of 2003. The improvement in the net operating loss is attributed primarily to lower depreciation expenses of $1.5 million in the third quarter of 2004 compared to the third quarter of 2003 partially offset by an increase in selling, general and administrative expenses of $0.6 million. The decrease in depreciation expense is attributed to certain assets becoming fully depreciated. The increase in selling, general and administrative expenses is attributed to a $0.4 million benefit for an adjustment made to restructuring accruals in the third quarter of 2003 whereas no comparable adjustments were recorded in the third quarter of 2004. In addition, expenses related to the long-term incentive plan increased $0.1 million in the third quarter of 2004 compared to the third quarter of 2003. The net loss in edge-out services was $9.2 million in the third quarter of 2004 compared to $9.8 million in the third quarter of 2003.


    Adjusted Operating Income (1) in the edge-out services in the third quarter of 2004 was $0.2 million compared to $1.1 million in the third quarter of 2003, a decrease of $0.9 million, or 80.0%. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income to net operating income (loss). The decrease is attributed primarily to the $0.5 million decrease in revenues and the $0.4 million benefit to operating expenses in 2003 from the adjustment made to the restructuring accruals.


    As of September 30, 2004, the edge-out services had 12,519 voice access lines and 661 high-speed data connections in service compared to 14,915 voice access lines and 701 high-speed data connections in service as of September 30, 2003. This is a decrease of 2,396 voice access lines, or 16.1%, and 40 high-speed data connections, or 5.7%. Included in the loss of voice access lines were over 800 lines from one customer in North Carolina as the result of a merger in the third quarter of 2003. In addition, the Company announced that one customer of the edge-out services, representing recurring monthly revenues of approximately $55,000, removed its service during the third quarter of 2004. The expense to provide service to this customer was minimal.


    J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented, "Our company continued to produce strong operating performance in the third quarter. I am especially proud of all of my associates who prepared for and dealt so well with the effects of Hurricane Ivan."

2004 Nine Month Financial Results
---------------------------------
    For the nine months ended September 30, 2004, revenues were $146.9 million compared to $137.6 million in revenues for the nine months ended September 30, 2003, an increase of $9.3 million, or 6.7%. Revenues in the RLEC operations were $137.8 million in the first nine months of 2004, an increase of $10.8 million, or 8.5%, from revenues of $127.0 million in the first nine months of 2003. The increase is attributed to a $5.9 million increase in local service revenues, a $3.3 million increase in Internet and enhanced data service revenues and a $2.4 million increase in miscellaneous telecommunication revenues. Partially offsetting these increases was a decrease in long distance revenues of $0.8 million. The increase of $5.9 million in local service revenues is attributed primarily to an increase in network access revenues from certain one-time wireless settlements and other carrier access revenues and settlements for updated cost study filings. Internet and enhanced data revenues increased $3.3 million due to the growth in the number of DSL subscriber connections in service. The increase of $2.4 million in miscellaneous telecommunications revenues in the first nine months of 2004 compared to the first nine months of 2003 is due largely to higher revenues from a construction project and equipment installation projects and lower bad debt expenses. The decrease in long distance revenues is attributed to more customers selecting the No Limits bundle which provides a flat rate charge for long distance service compared to the higher usage-based charges for these customers in prior periods. For the nine month period ended September 30, 2004, the edge-out services reported a decrease in revenues of $1.5 million, or 14.3%, to $9.1 million compared to revenues of $10.6 million for the nine month period ended September 30, 2003. The decrease is primarily attributed to the lower number of connections in service.


    Net operating income in the first nine months of 2004 was $40.5 million, an increase of $7.1 million, or 21.4%, from net operating income of $33.4 million in the first nine months of 2003. Net operating income in the RLEC operations was $48.2 million and $42.3 million in the first nine months of 2004 and 2003, respectively, representing an increase of $5.9 million or 14.1%. The increase in net operating income for the RLEC operations is attributed to the $10.8 million increase in RLEC revenues partially offset by a $4.9 million increase in operating expenses. Approximately $2.1 million of the increase in RLEC operating expenses is attributed to a non-cash gain from a pension curtailment recorded in the first nine months of 2003 for which no comparable gain was recognized in the same period of 2004. In addition, RLEC operating expenses in the nine months ended September 30, 2004 include approximately $1.7 million in expenses related to Hurricane Ivan repairs and restoration. Expenses for DSL modems used in the RLEC operations are approximately $0.9 million higher in the first nine months of 2004 when compared to the first nine months of 2003 because DSL modems were capitalized in the first six months of 2003. Finally, costs to terminate long distance calls attributed primarily to an increase in access minutes of use related to the No Limits package increased $1.4 million and costs for a one-time construction and special projects were $1.1 million higher in the first nine months of 2004 compared to the first nine months of 2003. Offsetting these increases, depreciation and amortization expenses decreased $3.6 million and long-term incentive plan expenses decreased $1.4 million in the nine months ended September 30, 2004 when compared to the same period of 2003.


    The edge-out services reported a net operating loss of $7.7 million in the first nine months of 2004 compared to a net operating loss of $8.9 million in the first nine months of 2003, an improvement of $1.2 million. The improvement is attributed to a decrease in operating expenses of $2.7 million partially offset by a decrease in revenues of $1.5 million.


    The Company reported a net loss of $2.6 million in the nine months ended September 30, 2004 compared to a net loss of $11.8 million in the nine months ended September 30, 2003, an improvement of $9.2 million. For the RLEC operations, net income was $24.9 million in the first nine months of 2004 and $17.1 million in the first nine months of 2003, an increase of $7.8 million, or 45.5%. The edge-out services reported net losses of $27.5 million and $28.9 million in the nine month periods ended September 30, 2004 and 2003, respectively.


    Adjusted Operating Income (1) decreased $0.5 million, or 0.6%, to $76.3 million in the first nine months of 2004 from $76.8 million in the first nine months of 2003. In the first nine months of 2004, Adjusted Operating Income for the RLEC operations was $74.8 million with an Adjusted Operating Income margin (1) of 54.3%. Please refer to Footnote 1 - "Non-GAAP Financial Measures" for a reconciliation of Adjusted Operating Income and Adjusted Operating Income margin to net operating income (loss) and net operating income margin, respectively. For the same period in 2003, the RLEC operations reported an Adjusted Operating Income of $73.9 million and an Adjusted Operating Income margin of 58.2%. In the edge-out services, Adjusted Operating Income in the first nine months of 2004 was $1.5 million compared to Adjusted Operating Income in the first nine months of 2003 of $2.9 million, a decrease of $1.4 million.

    As of September 30, 2004, the Company had approximately $63.7 million in liquidity consisting of $22.7 million in cash on hand and $41.0 million in two fully available lines of credit with the Rural Telephone Finance Cooperative. Both lines of credit were scheduled to expire in March 2005. The Company has been notified by the RTFC that a new secured line of credit in the amount of $41.0 million for a term of five years has been approved for the Company. This new line of credit will replace the two existing lines of credit and is subject to satisfactory completion of documentation for the new agreement and to all conditions precedent to closing being satisfied.
Capital expenditures for the nine months ended September 30, 2004 were approximately $11.7 million. The Company anticipates total capital expenditures to be approximately $15.5 million for 2004 which is a change from previous guidance provided for 2004 expected capital expenditures of $13 million. The increase is attributed to additional capital expenditures of $2.5 million required as a result of Hurricane Ivan.


    The Company will be conducting a conference call to discuss its 2004 third quarter and nine month financial and operating results on Friday, November 5, 2004 at 11:00 AM Eastern Time. Those interested in listening to the call are invited to access the call via a webcast that can be linked to from the Company's website at www.madisonriver.net.


    The Company also announced that Paul Sunu, Chief Financial Officer of Madison River Communications, will be presenting at CSFB's 2004 Leveraged Finance Media and Telecom Conference. The event will take place on November 17th and 18th in New York, New York.

1   Non-GAAP Information
------------------------

    Adjusted Operating Income, which is a non-GAAP financial measure, is net operating income (loss) before depreciation and amortization expenses and non-cash long-term incentive plan expenses. Adjusted Operating Income margin is Adjusted Operating Income divided by total revenues. Based on recent guidance from the Securities and Exchange Commission and to improve the clarity of its earnings press releases, the Company no longer uses the phrase "Adjusted EBITDA" but will now use the phrase "Adjusted Operating Income." This is a change in name only, and the Company has not changed the way it calculates current or prior presentations of Adjusted Operating Income. Management uses Adjusted Operating Income and Adjusted Operating Income margin to measure its operating performance. You should be aware that these metrics for measuring the Company's financial results will be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information of the Company as determined under accounting principles generally accepted in the United States. The computation of Adjusted Operating Income and Adjusted Operating Income margin and a reconciliation of those measures to net operating income (loss) and net operating income margin are as follows:



Reconciliation of Non-GAAP Measures to Most Directly Comparable GAAP Measures (dollars in thousands):

                                                  RLEC Operations
                                                 Dollars    Margin        EOS       Consolidated
                                               -----------  ------     ----------   -------------
For the third quarter ended September 30, 2004:

Net operating income (loss)                     $  16,445    34.6%      $ (2,564)     $  13,881
Add back: Depreciation and amortization             7,451    15.6%         2,722         10,173
          Long-term incentive plan expenses           806     1.7%            74            880
                                                 --------   ------       -------       --------

Adjusted Operating Income                       $  24,702    51.9%      $    232      $  24,934
                                                 ========   ======       =======       ========


For the third quarter ended September 30, 2003:
Net operating income (loss)                     $  13,279    30.9%      $ (3,115)     $  10,164
Add back: Depreciation and amortization             9,602    22.3%         4,267         13,869
          Long-term incentive plan expenses         1,019     2.4%           (11)         1,008
                                                 --------   ------       -------       --------

Adjusted Operating Income                       $  23,900    55.6%      $  1,141      $  25,041
                                                 ========   ======       =======       ========


For the nine months ended September 30, 2004:
Net operating income (loss)                     $  48,228    35.0%      $ (7,698)     $  40,530
Add back: Depreciation and amortization            23,968    17.4%         9,021         32,989
          Long-term incentive plan expenses         2,611     1.9%           175          2,786
                                                 --------   ------       -------       --------

Adjusted Operating Income                       $  74,807    54.3%      $  1,498      $  76,305
                                                 ========   ======       =======       ========


For the nine months ended September 30, 2003:
Net operating income (loss)                     $  42,256    33.3%      $ (8,870)     $  33,386
Add back: Depreciation and amortization            27,608    21.7%        11,751         39,359
          Long-term incentive plan expenses         4,043     3.2%             6          4,049
                                                 --------   ------       -------       --------

Adjusted Operating Income                       $  73,907    58.2%      $  2,887      $  76,794
                                                 ========   ======       =======       ========

Reconciliation of Adjusted Operating Income margin for RLEC operations after removing the effects of storm-related revenues and expenses for the third quarter ended September 30, 2004:

Adjusted Operating Income                                                              $   24,702
Deduct:   Revenues from updated cost study filings to reflect storm-related expenses         (312)
Add back: Storm-related expenses recorded                                                   1,741
                                                                                        ---------
Adjusted Operating income before storm-related revenues and expenses                   $   26,131
                                                                                        =========

Total operating revenues                                                               $   47,604
Deduct: Revenues from updated cost study filings to reflect storm-related expenses           (312)
                                                                                        ---------
Total operating revenues before storm-related revenues                                 $   47,292
                                                                                        =========

Adjusted Operating income margin before effects of storm-related
   revenues and expenses                                                                    55.3%
                                                                                        =========


Selected Financial Results and Operating Data

Selected historical financial and operating results for the third quarter and nine months ended September 30, 2004 and 2003 were as follows:

                                     Third Quarter Ended          Nine Months Ended
                                     --------------------        --------------------
                                     Sept. 30,   Sept. 30,       Sept. 30,   Sept. 30,
                                       2004        2003            2004        2003
                                     --------    --------        --------    --------
Selected Financial Results (dollars in millions):
-------------------------------------------------

Net revenues                          $  50.5     $  46.4         $  146.9    $  137.6
  RLEC operations                        47.6        43.0            137.8       127.0
  Edge-out services                       2.9         3.4              9.1        10.6

Operating expenses                       36.6        36.3            106.4       104.2
  RLEC operations                        31.2        29.7             89.6        84.7
  Edge-out services                       5.4         6.6             16.8        19.5

Net operating income (loss)              13.9        10.1             40.5        33.4
  RLEC operations                        16.4        13.3             48.2        42.3
  Edge-out services                      (2.5)       (3.2)            (7.7)       (8.9)

Net income (loss)                         1.2        (5.7)            (2.6)      (11.8)
  RLEC operations                        10.4         4.1             24.9        17.1
  Edge-out services                      (9.2)       (9.8)           (27.5)      (28.9)

Adjusted Operating Income                24.9        25.0             76.3        76.8
  RLEC operations                        24.7        23.9             74.8        73.9
  Edge-out services                       0.2         1.1              1.5         2.9

Cash and cash equivalents             $  22.7     $  27.0             (a)         (a)
Net telephone plant and equipment       300.6       326.2             (a)         (a)
Total assets                            777.9       813.9             (a)         (a)
Long-term debt                          620.8       648.2             (a)         (a)
Member's interest                       251.3       251.3             (a)         (a)
Accumulated deficit                    (210.9)     (205.4)            (a)         (a)
Accumulated other comprehensive loss     (3.5)        -               (a)         (a)

Selected Operating Data:

Total connections in service          234,204     224,403             (a)         (a)
  RLEC operations:
    Voice access lines                183,960     187,593             (a)         (a)
    DSL connections                    37,064      21,194             (a)         (a)
  Edge-out services:
    Voice access lines                 12,519      14,915             (a)         (a)
    High speed data connections           661         701             (a)         (a)

Employees                                 625         638             (a)         (a)



(a)  Nine month results are the same as those presented for third quarter.

Forward-Looking Statements
--------------------------


The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ''may,'' ''will,'' ''expect,'' ''intend,'' ''estimate,'' ''anticipate,'' ''plan,'' ''seek'' or ''believe.'' We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

  * our ability to service our significant amount of indebtedness;
  * our ability to sustain our revenues;
  * our inability to achieve profitability;
  * our ability to raise additional capital on acceptable terms and on a timely basis;
  * our dependence on economic conditions in the local markets we serve;
  * continuing softness in the U.S. economy, specifically with respect to the telecommunications industry;
  * significant and growing competition in the telecommunications industry;
  * the advent of new technology that may force us to expand or adapt our network in the future;
  * our dependence on market acceptance of DSL-based services;
  * the passage of legislation or regulations or court decisions adversely affecting the telecommunications industry;
  * the success of efforts to expand our service offerings and grow our business;
  * our ability to execute our acquisition strategy, including successfully integrating acquired businesses;
  * our ability to protect our proprietary technology;
  * the failure to implement the revised business plan for our edge-out services successfully;
  * the failure to achieve desired operating efficiencies from our information and billing systems;
  * unanticipated network disruptions;
  * our ability to obtain and maintain the necessary rights-of-way for our networks;
  * the financial difficulties of other companies in the telecommunications industry with which we have material relationships;
  * the inability to comply with the minimum volume commitments and other utilization targets in our long distance resale agreements;
  * our ability to compete effectively with the Regional Bell Operating
     Companies;
  * future liabilities or compliance costs associated with environmental and worker health and safety matters; and
  * our dependence on our key personnel.


For more information, see the "Risk Factors" section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (File No. 333-36804) filed with the Securities and Exchange Commission.




You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in its edge-out markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co. and Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.

                          MADISON RIVER CAPITAL, LLC
               Condensed Consolidated Statements of Operations
                            (Dollars in thousands)


                                                Third Quarter Ended        Nine Months Ended
                                                Sept 30,    Sept 30,      Sept 30,    Sept 30,
                                                  2004        2003          2004        2003
                                               ---------------------     ---------------------

Operating revenues:
  Local service                                $   34,347      31,171    $    99,014      93,152
  Long distance service                             3,783       4,161         11,299      12,035
  Internet and enhanced data                        5,361       4,159         15,146      11,842
  Edge-out services                                 2,883       3,454          9,084      10,599
  Miscellaneous telecommunications service
    and equipment                                   4,113       3,487         12,327       9,974
                                                ---------    --------       --------    --------
Total operating revenues                           50,487      46,432        146,870     137,602
                                                ---------    --------       --------    --------

Operating expenses:
  Cost of services                                 16,176      12,970         43,038      36,303
  Depreciation and amortization                    10,173      13,869         32,989      39,359
  Selling, general and administrative              10,257       9,897         30,313      29,022
  Restructuring                                      -           (468)          -           (468)
                                                ---------    --------       --------    --------
Total operating expenses                           36,606      36,268        106,340     104,216
                                                ---------    --------       --------    --------

Net operating income                               13,881      10,164         40,530      33,386

Interest expense                                  (14,971)    (16,384)       (45,258)    (47,119)
Other income, net                                     779         937          2,371       2,056
                                                ---------    --------       --------    --------

Income (loss) before income taxes                    (311)     (5,283)        (2,357)    (11,677)

Income tax benefit (expense)                        1,513        (392)          (215)       (123)
                                                ---------    --------       --------    --------

Net income (loss)                              $    1,202      (5,675)   $    (2,572)    (11,800)
                                                =========    ========       ========    ========

Long-term incentive plan expenses              $      880       1,008    $     2,786       4,049
                                                =========    ========       ========    ========